Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-32437, 333-58181, 333-95863, 333-95855,
333-107403, and 333-137982 of our reports dated May 1, 2007 relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in the presentation of the Company’s consolidated statements of cash flows, the change in the Company’s method of accounting for share-based compensation, and the change in the Company’s method of accounting for defined benefit pension and other postretirement plans, as discussed in Note 1 to the consolidated financial statements), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended March 3, 2007.

Deloitte and Touche LLP

Minneapolis, Minnesota

May 1, 2007